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                                                                     EXHIBIT 4.3

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE


              KTI, INC. PURCHASES TOTAL WASTE MANAGEMENT CORPORATION


                  GUTTENBERG, N. J. (FEB. 4, 1998) -- KTI, Inc. (Nasdaq: KTIE) announced today it has acquired Total Waste Management Corporation, a full-service environmental company based in Newington, New Hampshire. Total Waste Management (TWM) specializes in emergency response, site remediation, waste oil and waste water recycling, and hazardous and non-hazardous waste management throughout the New England area. Total Waste Management had revenues of approximately $4.2 million in 1997.

        The purchase price was $1.35 million in cash, subject to existing funded debt of $850,000.

        Martin Sergi, KTI's president, characterized the TWM acquisition as "a natural fit with KTI's specialty waste business, while consistent with the company's growth strategy in the environmental services arena."

        KTI plans to refocus TWM's services menu into the non-hazardous business sector and to establish the Newington facility as a storage and transfer hub for specialty wastes. KTI presently disposes of such materials at Maine Energy Recovery Company in Biddeford, Maine, which is an award winning waste-to-energy plant.

        KTI is a fully integrated waste management company whose core reputation was established in the waste-to-energy sector. KTI currently owns and operates two waste-to-energy facilities in Maine; a biomass-to-energy plant in Florida, and wood processing operations in Maine and Georgia. Collectively, these businesses handle in excess of 1,000,000 tons of material annually.

        KTI also owns and operates major recycling facilities in Boston, Newark and Chicago, holds a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tenn. and owns a Maryland company specializing in marketing post-industrial recycled plastics, a paper and metals recycling company in Biddeford, Maine and a world wide secondary fiber marketing company based in Portland, Ore.

        For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.